Exhibit 99.1

[Reynolds American logo]

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact: Maura Payne (336) 741-6996	RAI 2005-22

Reynolds American Inc. Board of Directors Elects Ivey Chairman;
Schindler to Leave Board at Year-End

WINSTON-SALEM, N.C. – Sept. 12, 2005 – Andrew J. Schindler, non-executive chairman of the board of Reynolds American Inc. (NYSE: RAI), has notified the board that he intends to leave his position at year-end 2005. At its Sept. 9 meeting, the board elected Susan M. Ivey to replace Schindler as chairman, effective Jan. 1, 2006. Ivey is currently chief executive officer and president of Reynolds American.

“My primary role for the last year has been to assist the new RAI board and participate in the successful formation of the new company,” said Schindler. “It’s been an exciting time for the company. Susan and her team have made tremendous strides in seamlessly integrating two former competitors and have established a sound business model and strategic direction for Reynolds American,” Schindler said.

“I look forward to this new role with the RAI board, seeing through to completion the vision they have helped set for the company,” said Ivey. “We have a very strong board, representing a wealth of experience and diversity of talent which will prove invaluable as we grow this company.

“In addition,” Ivey said, “I want to thank Andy for his 31 years of service, and his dedication to returning value to RAI shareholders. His commitment to the company has been extraordinary.”

Editor’s Note: Schindler became non-executive chairman of RAI on Jan. 31, 2005, when he retired as a full-time employee of Reynolds American. Prior to his retirement, he was chairman of the board of RAI, having served in that capacity since the company’s formation in July 2004. He served as chairman of R.J. Reynolds Tobacco Holdings, Inc. (RJR) from June 1999 to July 2004. Reynolds American was created as a parent holding company in connection with the merger of R.J. Reynolds Tobacco Co. and the U.S. businesses of Brown & Williamson Tobacco Corp.

Ivey’s new title at Reynolds American will be chairman, president and CEO.

Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, Kool, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.